March 1, 2005

Securities and Exchange Commission
Mail Stop11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

We have read Item 77K of E*TRADE Fund's Form N-SAR dated March 1, 2005, and we agree with the statements made therein.

Yours truly,

Deloitte & Touche LLP
New York, New York

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EXHIBIT TO QUESTION 77(K)

March 1, 2005

Re: E*TRADE S&P 500 INDEX FUND, E*TRADE RUSSELL 2000 INDEX FUND, E*TRADE TECHNOLOGY INDEX FUND AND E*TRADE INTERNATIONAL INDEX FUND ("FUNDS") CHANGE IN CERTIFYING ACCOUNTANTS

To Whom It May Concern:

As of February 24, 2005, Deloitte & Touche LLP, the Funds' independent public accounting firm was notified by E*TRADE Funds (the "Trust") that its services would no longer be utilized by the Trust in future engagements.

Deloitte & Touche LLP's reports on the Funds' financial statements for the two most recent fiscal years ended December 31, 2003 and December 31, 2004, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the two most recent fiscal years ended December 31, 2003 and December 31, 2004, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. The decision to change the Funds' independent public accounting firm was recommended and approved by the Audit Committee of the Board of Trustees of the E*TRADE Funds.

On February 17, 2005, the Board of Trustees of the E*TRADE Funds engaged Tait, Weller & Baker as the Funds' independent registered public accounting firm, effective for the fiscal year January 1, 2005 through December 31, 2005.

Sincerely,

/s/ Elizabeth Gottfried

Elizabeth Gottfried
Treasurer
E*TRADE Funds